Exhibit 10.1
SHARE REPURCHASE AGREEMENT
This Share Repurchase Agreement (this “Agreement”) is made and entered into as of August 1, 2023, by and between Enact Holdings, Inc., a Delaware corporation (the “Company”), and Genworth Holdings, Inc., a Delaware corporation (the “Genworth”).
RECITALS
WHEREAS, the Selling Stockholder owns 130,489,519 shares (the “Shares”) of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), representing approximately 81.6% of outstanding shares of Common Stock;
WHEREAS, the Company’s Board of Directors has authorized the Company to repurchase shares of Common Stock for a purchase price of up to $100 million (the “Repurchase Program”);
WHEREAS, pursuant to the Repurchase Program, the Company intends to repurchase shares of its Common Stock from stockholders other than Genworth (“Market Repurchases”), from time to time and subject to market and other conditions; and
WHEREAS, the Company and Genworth are entering into this Agreement to effect repurchases of Genworth’s Shares in proportion to the Market Repurchases;
WHEREAS, the relationship and transactions contemplated hereby were approved by the Company’s Audit Committee of the Board of Directors comprised of independent directors who are not affiliated with Genworth;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
REPURCHASE
Section 1.01    Repurchase of Shares. On each Settlement Date (as defined below), Genworth shall sell to the Company, and the Company shall repurchase from Genworth, a number of Shares equal to the Repurchase Shares, under the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements contained herein at the Repurchase Price Per Share.
Section 1.02    Settlement Notice. Two Business Days prior to each Settlement Date, the Company shall deliver a notice to Genworth by email (each, a “Settlement Notice”) specifying its calculation of the Repurchase Shares and the Repurchase Price Per Share.
Section 1.03    Reporting and Limitation on Market Repurchases at End of Quarter. The Company shall notify Genworth within one Business Day of any Market Repurchases made during a Settlement Period, including the number of shares of Common Stock purchased, the average purchase price and the total purchase price. In addition, the Company shall notify Genworth within one Business Day of the entry into a Rule 10b-18 agreement and disclose to Genworth the parameters of such agreement, including any pricing matrix with respect to Market Repurchases or any 10b5-1 plan and disclose to Genworth the parameters of such plan, including any pricing matrix with respect to Market Repurchases. The Company shall not engage in any Market Repurchases during the last two Business Days of any quarter.

Section 1.04    Definitions.
(a)    “Business Day” means Monday to Friday, except for any day on which banking institutions in New York, New York or Raleigh, North Carolina are authorized or required by applicable law or executive order to close.
(b)    “Repurchase Shares” means a number of Shares (rounded to the nearest whole Share) equal to (i) the aggregate number of shares of Common Stock repurchased by the Company pursuant to Market Repurchases during the Settlement Period, multiplied by (ii) 4.4229 (which is the approximate ratio as of the date of this Agreement of Genworth’s Shares relative to the shares of Common Stock owned by stockholders other than Genworth, and shall be adjusted with deference and upon mutual consent of the parties to maintain Genworth’s ownership level). For the avoidance of doubt, acquisitions or deemed acquisitions of Common Stock outside of the Repurchase Program (for example, pursuant to net settlement of equity compensation awards) shall not constitute Repurchase Shares.
(c)    “Repurchase Price Per Share” means the weighted average price per share (rounded to the nearest whole cent) paid by the Company in connection with Market Repurchases during the Settlement Period, calculated without regard to any broker’s fees, commissions or expenses payable in connection with such repurchases.
(d)    “Settlement Date” means (i) the last Business Day of each calendar month and (ii) any other Business Day during such calendar month (no more frequently than weekly) as requested in writing by Genworth from time to time.
(e)    “Settlement Period” means, with respect to a Settlement Notice, the period (i) beginning on and including the date of the last Settlement Notice issued by the Company (or, if no Settlement Notice has yet been issued, the date of this Agreement) and (ii) ending on and including the day immediately prior to the date of such Settlement Notice.
ARTICLE II
CLOSING
Section 2.01    Settlement. Each repurchase of Shares shall take place via the electronic exchange of documents and signature pages at 9:00 a.m., New York time, on the Settlement Date or at such other time, date or place as Genworth and the Company may agree in writing (each, a “Closing”).
Section 2.02    Closing Deliverables. At each Closing, Genworth shall deliver an executed instruction letter to the Company’s transfer agent, along with any stock power or other documents required by the transfer agent, instructing the transfer agent to deliver the Repurchase Shares to the Company or as may otherwise be instructed by the Company, and the Company agrees to deliver to Genworth a dollar amount equal to the product of the Repurchase Price Per Share and the number of Repurchase Shares by wire transfer of immediately available funds.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GENWORTH
Genworth represents and warrants to the Company as follows, as of this date of this Agreement and as of each Closing:
Section 3.01    Title to Repurchase Shares. Genworth has, and immediately prior to each Closing will have, good and valid title to the Shares to be sold, free and clear of all liens, encumbrances, equities or adverse claims.

Section 3.02    Required Consents; Authority. Except as would not impair in any material respect the ability of Genworth to consummate its obligations hereunder, all consents, approvals, authorizations, orders and qualifications necessary for the execution, delivery and performance by Genworth of this Agreement, and for the sale and delivery of the Repurchase Shares to be sold by Genworth hereunder, have been obtained; and Genworth has full right, power and authority to enter into, execute and deliver this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by Genworth hereunder; this Agreement has been duly authorized, executed and delivered by or on behalf of Genworth.
Section 3.03    Receipt of Information. Genworth has received all the information it considers necessary or appropriate for deciding whether to consummate the transactions contemplated provided by this Agreement. Genworth has had an opportunity to ask questions of and to receive answers from, the Company concerning the Company, the Repurchase Shares and the transactions described in this Agreement. Genworth has had the opportunity to discuss with its tax advisors the consequences of the transactions described in this Agreement. Genworth has not received, nor is it relying on, any representations or warranties from the Company other than as provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Genworth as follows, as of this date of this Agreement and as of each Closing:
Section 4.01    Authority Relative to this Agreement. The Company has full corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, executed and delivered by the Company.
Section 4.02    Approvals. Except as would not impair in any material respect the ability of the Company to consummate its obligations hereunder, all consents, approvals, authorizations, orders and qualifications necessary for the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained.
ARTICLE V
MISCELLANEOUS
Section 5.01    Termination. Unless extended by the mutual written consent of each of the parties hereto, this Agreement shall automatically terminate and be of no further force and effect upon the the date on which the Repurchase Program terminates (whether as a result of the Company fully utilizing its $100 million repurchase authorization, the Company early terminating such program or otherwise), or (ii) if earlier, at any time upon notice by both the Company and Genworth that the parties have agreed to terminate this Agreement, provided such termination will be without prejudice to the parties respective obligations with respect to the purchase and sale of Repurchase Shares arising prior to such notice.
Section 5.02    Savings Clause. No provision of this Agreement shall be construed to require any party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.
Section 5.03    Amendment and Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all parties hereto. Either party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
Section 5.04    Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 5.05    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
Section 5.06    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 5.07    No Broker. No party has engaged any third party as broker or finder or incurred or become obligated to pay any broker's commission or finder's fee in connection with the repurchases to be occur pursuant to this Agreement.
Section 5.08    Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 5.09    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made in accordance with Section 10.5 of the Second Amended and Restated Master Agreement between Genworth Financial, Inc. and the Company, dated March 20, 2023, as such may be amended from time to time, except that each Settlement Notice shall be delivered to an email address designated by Genworth.
Section 5.10    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction).
Section 5.11    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections, and paragraphs to this Agreement unless otherwise specified, (c) the word

“including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) any reference to any contract, agreement or organizational document is to the contract, agreement or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated and (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENWORTH HOLDINGS, INC.
By: /s/ Thomas J. McInerney Name: Thomas J. McInerney Title: President and Chief Executive Officer
ENACT HOLDINGS, INC.
By: /s/ Rohit Gupta Name: Rohit Gupta Title: President and Chief Executive Officer

[Signature Page to Share Repurchase Agreement]